Exhibit 99.1

Crocs, Inc. Reports 2011 Third Quarter Financial Results

Third Quarter Revenue Increased 27.5% to $274.9 million

Cash Increased 54.1% to $220.4 million

Consolidated Backlog up 30.3%

NIWOT, Colo.--(BUSINESS WIRE)--October 27, 2011--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the third quarter ended September 30, 2011.

Revenue for the third quarter of 2011 increased 27.5% to $274.9 million compared to revenue of $215.6 million in the third quarter of 2010. Net income for the third quarter of 2011 increased 20.8% to $30.2 million, or $0.33 per diluted share compared to net income of $25.0 million, or $0.28 per diluted share in the third quarter 2010 which included a one-time tax benefit of $3.0 million, or $0.03 per diluted share.

John McCarvel, President and Chief Executive Officer, stated: “We continued to experience strong global demand versus the prior year period, particularly in Asia. The performance of our spring / summer 2011 product line and the composition of our backlog at September 30, 2011 underscores the progress we have made diversifying Crocs beyond its clog origins. We still remain confident that our long-term brand and growing selection of sneakers, casual shoes, and boots have the ability to penetrate the cold weather selling season in each of our geographic regions. While these are competitive categories with established leaders, we believe we can continue to capture market share and further reduce the seasonality of our business over the long-term.”

Year-over year third quarter changes in the Company’s channel revenue streams were as follows:

  Wholesale sales increased 24.3% to $154.0 million;
  Retail sales increased 31.4% to $95.3 million; and
  Internet sales increased 33.7% to $25.6 million.

Year-over year third quarter changes in the Company’s regional revenue streams were as follows:

  Asia increased 40.6% to $111.2 million;
  Americas increased 18.0% to $122.7 million; and
  Europe increased 25.9% to $41.0 million.

Gross profit for the third quarter of 2011 increased 23.9% to $147.2 million, or 53.5% as a percentage of sales, from $118.8 million, or 55.1% of sales in same period last year. Selling, General, & Administrative expenses increased 21.0% to $111.6 million versus $92.2 million a year ago. As a percentage of sales, SG&A decreased to 40.6% from 42.8% in the third quarter of 2010.

Balance Sheet

Cash and cash equivalents at September 30, 2011 increased 54.1% to $220.4 million compared to $143.1 million at September 30, 2010. Inventories at September 30, 2011 were $151.1 million, up from $142.5 million at September 30, 2010.

Backlog

Backlog at September 30, 2011 increased 30.3% to $296.8 million compared to backlog of $227.8 million at September 30, 2010.

Guidance

For the fourth quarter of 2011, the Company expects revenue to be in the range of $200 to $205 million and diluted earnings per share to be between $0.03 and $0.05.

Mr. McCarvel concluded, “Our fourth quarter guidance reflects recent softness in our European business due to the current macroeconomic conditions. While we expect Europe to remain challenging as we move into 2012, we are pleased with the strength of our spring 2012 backlog in Asia and the Americas. We believe strong 33% growth in our consolidated spring backlog sets us up for continued growth into next year. The response from retailers to our new product introductions has been very positive in Asia and the Americas and we believe it will provide us with good momentum to start the New Year.”

Conference Call Information

A conference call to discuss Crocs’ third quarter 2011 financial results is scheduled for today (October 27, 2011) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$274,897	$215,605	$797,189	$610,503
Cost of sales	(127,722)	(96,797)	(360,591)	(273,072)
Gross profit	147,175	118,808	436,598	337,431
Selling, general and administrative expenses	(111,597)	(92,192)	(307,858)	(261,017)
Foreign currency transaction losses gains (losses), net	2,060	908	3,787	2,329
Restructuring charges	-	-	-	(2,539)
Asset impairment	(495)	-	(527)	(141)
Charitable contributions expense	(75)	(78)	(1,911)	(496)
Income (loss) from operations	37,068	27,446	130,089	75,567
Interest expense	(204)	(153)	(632)	(445)
Gain on charitable contributions	61	19	671	135
Other (income) expense	(98)	(137)	(534)	(87)
Income (loss) before income taxes	36,827	27,175	129,594	75,170
Income tax (expense) benefit	(6,620)	(2,179)	(22,377)	(12,173)
Net income (loss)	$30,207	$24,996	$107,217	$62,997
Net income (loss) per common share:
Basic	$0.34	$0.29	$1.21	$0.73
Diluted	$0.33	$0.28	$1.18	$0.72

CROCS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ thousands, except number of shares)	September 30, 2011	December 31, 2010	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$220,388	$145,583	$143,057
Accounts receivable, net of allowance for doubtful accounts of $14,457, $10,249 and $10,896, respectively.	95,305	64,260	81,303
Inventories	151,109	121,155	142,531
Deferred tax assets, net	14,134	15,888	7,973
Income tax receivable	16,460	9,062	9,597
Other receivables	18,488	11,637	11,008
Prepaid expenses and other current assets	18,654	13,429	14,276
Total current assets	534,538	381,014	409,745

Property and equipment, net	66,115	70,014	65,882
Intangible assets, net	47,372	45,461	42,416
Deferred tax assets, net	31,423	34,711	18,859
Other assets	24,806	18,281	17,769
Total assets	$704,254	$549,481	$554,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,354	$35,669	$66,763
Accrued expenses and other current liabilities	75,563	59,488	67,051
Deferred tax liabilities, net	15,237	17,620	9
Income taxes payable	22,373	23,084	18,188
Note payable, current portion of long-term debt and capital lease obligations	1,232	1,901	1,861
Total current liabilities	171,759	137,762	153,872

Deferred tax liabilities, net	1,070	847	2,085
Long-term income tax payable	35,427	29,861	28,518
Other liabilities	5,749	4,905	5,249
Total liabilities	214,005	173,375	189,724

Commitments and contingencies

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding.	-	-	-
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 90,232,212 and 89,725,726 shares issued and outstanding, respectively, at September 30, 2011 and 88,600,860 and 88,065,859 shares issued and outstanding, respectively, at December 31, 2010 and 87,705,254 and 87,136,697 shares issued and outstanding, respectively at September 30, 2010.	90	88	87
Treasury stock, at cost, 506,486, 535,001 and 568,557 shares, respectively.	(20,103)	(22,008)	(23,610)
Additional paid-in capital	291,609	277,293	273,418
Retained earnings	197,098	89,881	85,152
Accumulated other comprehensive income	21,555	30,852	29,900
Total stockholders’ equity	490,249	376,106	364,947
Total liabilities and stockholders’ equity	$704,254	$549,481	$554,671

CONTACT:
Investor:
Crocs, Inc.
Kevin Kim, 303-848-7000
kkim@crocs.com
or
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media:
Crocs, Inc.
Shelley Weibel, 303-848-7000
sweibel@crocs.com